Exhibit 16

Letter of Corbin & Wertz, dated February 13, 2002

February 13, 2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of  Amendment No.1 to the Form 8-K of Cyber  Merchants Exchange, Inc. for the event that occurred on January 30, 2002, and are in agreement with the statements contained therein insofar as they relate to our firm.

CORBIN & WERTZ
Irvine, California